EXHIBIT 99.1


                                  NEWS RELEASE


FOR IMMEDIATE RELEAS                            FOR FURTHER INFORMATION CONTACT:
SEPTEMBER 10, 2004                                   MICHAEL L. BOWLIN, CHAIRMAN
                                                                  (505) 266-5985
                                                RUDY R. MILLER, CHAIRMAN AND CEO
                                                                THE MILLER GROUP
                                              INVESTOR RELATIONS FOR THE COMPANY
                                                                  (602) 225-0504

                   BOWLIN TRAVEL CENTERS REPORT SECOND QUARTER

                      AND SIX MONTH RESULTS FOR FISCAL 2005


ALBUQUERQUE, NEW MEXICO, SEPTEMBER 10, 2004 -- BOWLIN TRAVEL CENTERS, INC. (OTCBB: BWTL) today reported net sales of $7.021 million for the second quarter ended July 31, 2004, an increase of 12.6% compared to the prior year period when net sales were $6.234 million. Net income for the second quarter, three-month period increased 3% to $348,000 compared to $338,000 for the prior year period ended July 31, 2003. Earnings per share for the three-month period ended July 31, 2004 was $0.08 per basic and diluted share versus $0.07 per basic and diluted share in the same period of the prior year.

Net sales for the six-month period were $12.470 million, an increase of 9.6% compared to the prior year six-month period when net sales were $11.379 million. Net income of $362,000 for the current year, six-month period was off 6.7% compared to net income of $388,000 in the prior year six-month period ended July 31, 2003. Earnings per basic and diluted share for the first half of fiscal year 2005 was $0.08 versus $0.09 per basic and diluted share in the prior year period.

Michael L. Bowlin, chairman and chief executive officer said, "The increase in our net sales is directly attributable to our strong, continuing focus on operations at our travel centers. Our sales incentive program and management support at each location are producing positive results. In addition, volume purchasing helped to increase gross profits.

"Net income for the second quarter and the first half of fiscal year 2005 were primarily affected by the decline in other non-operating income of 43.9% and 43.8%, respectively."

Certain statements contained herein with respect to factors which may affect future earnings, including management's beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company's annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.


                            FINANCIAL TABLES FOLLOWS:

      The following tables outline the company's financial results for the second quarter of fiscal 2005.

                Condensed Balance Sheets and Statements of Income

                                  BALANCE SHEET

(in thousands)                                        July 31        January 31,
                                                       2004             2004
                                                    (Unaudited)
                                                    -----------      -----------

Cash and cash equivalents                           $     1,978      $     2,240

Other current assets                                      4,159            3,891
                                                    -----------      -----------

         Total Current Assets                             6,137            6,131

Property and equipment, net                              11,628           10,431

Other assets                                                685              894
                                                    -----------      -----------

         Total Assets                               $    18,450      $    17,456
                                                    ===========      ===========

Liability and Shareholders' Equity

Current liabilities                                 $     3,076      $     2,340

Long-term debt                                            3,005            3,369

Deferred income taxes                                       888              793

Deferred revenue, long term                                 165               --
                                                    -----------      -----------

           Total Liabilities                              7,134            6,502

Shareholders' equity                                     11,316           10,954
                                                    -----------      -----------

Total Liabilities and Shareholders' Equity          $    18,450      $    17,456
                                                    ===========      ===========


                                                                        more....

                         CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)
                 (in thousands, except share and per share data)

                                                 Three Months Ended              Six Months Ended
                                                      July 31,                       July 31,
                                             --------------------------    --------------------------
                                                 2004          2003             2004          2003
                                             --------------------------    --------------------------
Net sales                                    $     7,021    $     6,234    $    12,470    $    11,379

Cost of goods sold                                (4,453)        (3,803)        (8,000)        (7,198)

General and administrative expenses               (1,823)        (1,740)        (3,515)        (3,245)

Depreciation and amortization                       (177)          (164)          (349)          (338)
                                             -----------    -----------    -----------    -----------

Income from operations                               568            527            606            598

Interest expense                                     (43)           (46)           (89)           (94)

Other non-operating income, net                       37             66             72            128
                                             -----------    -----------    -----------    -----------

Income before income taxes                           562            547            589            632


Income tax expense                                  (214)          (209)          (227)          (244)
                                             -----------    -----------    -----------    -----------

Net income                                   $       348    $       338    $       362    $       388
                                             ===========    ===========    ===========    ===========

Earnings per share:
Basic and diluted                            $      0.08    $      0.07    $      0.08    $      0.09
                                             ===========    ===========    ===========    ===========


Weighted average common shares outstanding     4,583,348      4,583,348      4,583,348      4,583,348
                                             ===========    ===========    ===========    ===========

                                      # # #